Exhibit 10.6

SENIOR CREDIT FACILITY AGREEMENT

This Senior Credit Facility Agreement (hereinafter the “Agreement”) is made and entered into as of the 4th of July, 2022, by and between Wearable Devices Ltd. (the “Company”) and L.I.A. Pure Capital Ltd. (the “Lender”) (each of them separately also referred to as the "Party" and collectively – the "Parties").

WHEREAS	The Company desires to borrow from time to time amounts under a Credit Facility (as defined herein) from the Lender for the purposes of financing the Company’s ongoing activities and the payment of certain expenses in connection with the contemplated initial public offering of the Company’s shares on Nasdaq (“IPO”), and the Lender is willing to lend such amounts to the Company, all pursuant to the terms and conditions contained herein, as per the date of this Agreement.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	Credit Facility.

1.1	Commencing as of the date hereof and until the closing date of the IPO, and subject to the terms and conditions of this Agreement, the Lender has made (or shall make) available to the Company a credit facility with an aggregate initial amount of up to $800,000 (eight hundred thousand US dollars) (the “Initial Credit”), which Initial Credit may be increased, upon the request of the Company, to an amount not exceeding $1,000,000 (one million US dollars) (together with the Initial Credit, the “Credit Facility”), which Credit Facility shall be advanced by the Lender to the Company in several drawdowns in accordance with the terms herein.

1.2	The Company may request to draw on the Credit Facility by providing the Lender with a written request (“Drawdown Request”) at least three (3) days prior to the date of a drawdown or as otherwise agreed between the Parties.

1.3	A single Drawdown Request by the Company shall not exceed $250,000, and the Company must wait a period of thirty (30) days following the submission of a Drawdown Request prior to submitting a subsequent Drawdown Request. Notwithstanding the foregoing, the first Drawdown Request by the Company shall be $300,000 and shall be provided to the Company by the Lender within two (2) business days of the signing date of the Agreement.

1.4	The total amount of all sums that may be drawn under the Credit Facility and from time to time outstanding (including accrued interest) hereunder shall hereinafter be referred to as the “Outstanding Credit”.

1.5	Lender's failure to advance the funds requested in a Drawdown Request on the requested date therein, which Drawdown Request was submitted to Lender in accordance with the terms and conditions hereof, shall be deemed a material breach of this Agreement by Lender, and if not cured within fourteen (14) business days thereafter, the Company shall have the right to terminate the Agreement without prejudice to any other remedy or relief it may have under the agreement or applicable law.

2.	Interest. The Credit Facility shall bear interest at the rate of 4% per annum equal to $40,000 (4% of $1,000,000), which interest rate shall be accrued immediately upon the date hereof (applicable to the entire year thereafter) and on each one year anniversary thereafter (for the avoidance of any doubt, 4% shall be accrued whether or not there is Outstanding Credit).

3.	Repayment of the Credit Facility.

3.1	The Outstanding Credit, together with interest accrued and unpaid shall be due and payable on the earlier of (i) the Maturity Date, or (ii) in accordance with the provisions of Sections 3.2 or 8 hereof.

3.2	The Outstanding Credit, including any interest accrued thereon, shall be immediately repaid to the Lender upon the closing of either (i) a single financing transaction in an amount not less than $3,000,000 or (ii) several financing transactions in an aggregate amount of at least $6,000,000 by the Company, following the date hereof.

3.3	If an Event of Default had not previously occurred, the Company shall have the right to repay the Outstanding Credit amount, including interest accrued thereon, at any time and for any reason prior to the earlier of (i) the Maturity Date, or (ii) the IPO, subject to payment of an early repayment fee of US$1,000,000, and upon such payment this Agreement, including all obligations hereunder, the Credit Facility and the Consulting Agreement shall all be deemed fully paid, settled, discharged, and terminated and shall thereafter be deemed null and void.

4.	Term of the Agreement. The Credit Facility (subject to the terms set forth herein) shall remain in force until June 30, 2024 ("Maturity Date").

5.	Use of the Credit Facility. The Company undertakes that the Credit Facility shall be used for general operational purposes of the Company, including payment of rent, salaries and other operational expenses, as well as for the purpose of paying expenses in connection with the IPO (defined above).

6.	Assignment. No Party shall assign or transfer any of its rights and obligations under this Agreement without the prior written consent of the other Party.

7.	Representations and Warranties.

7.1	The Company hereby represents and warrants to the Lender as of the singing date of this Agreement as follows: (i) the Company is duly organized and validly existing under the laws of the State of Israel and has all requisite legal and corporate power and authority to enter into this Agreement and to carry out and perform all of its obligations under the terms of this Agreement; (ii) all corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement by the Company in accordance with its terms and the performance of the Company’s obligations hereunder has been taken or obtained; (iii) the execution, delivery and performance by the Company of this Agreement does not conflict with or result in any breach of any provision of or require any consent or approval pursuant to the Company’s Articles of Association or pursuant to any law, regulation, order, judgment, writ, injunction, license, permit, agreement or instrument applicable to the Company or to which the Company is a party, (iv) this Agreement constitutes, upon execution and delivery by the Company, a valid and legally binding obligation on its part, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, (v) other than certain outstanding agreements for future equity (SAFE(s)) and the Company's undertakings and obligations to the Israeli Innovation Authority (the “IIA”) in connection with certain grants received therefrom, the Company does not have any debt, secured or otherwise, that is superior or senior to the debt owed to the Lender pursuant to the terms of this Agreement, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (vi) there are no actions or proceedings pending or threatened in writing by any party against the Company.

7.2	Lender hereby acknowledges and represents that it is fully aware of the Company's current financial situation and that without the closing of either (i) a single financing transaction in an amount not less than $3,000,000 or (ii) several financing transactions in an aggregate amount of not less than $6,000,000, the Company does not and will not have sufficient funds to repay the Credit Facility, including any interest accrued thereon, or any part thereof, or any payments associated therewith.

8.	Default. Any principal and interest outstanding shall, at the option of the Lender, immediately become due and payable, and the availability of the Credit Facility shall immediately terminate, upon the occurrence of any of the following (each, an “Event of Default” and collectively, “Events of Default”):

8.1	The Failure of the Company to repay the Outstanding Credit and any accrued interest thereon when it becomes due and payable according to the terms hereof and following a 30-day cure period thereafter.

8.2	The appointment of a receiver or trustee to take possession of all or substantially all of the property or assets of the Company provided a petition for the cancellation or annulment of such appointment is not filed within 30 days of its initiation.

8.3	The commencement of bankruptcy, liquidation or dissolution proceedings of the Company provided a petition for the cancellation or annulment of such proceedings is not filed within 30 days of its initiation.

8.4	A petition of voluntary liquidation is filed by the Company.

8.5	The execution by the Company of a general assignment for the benefit of creditors; or

8.6	There occurs a Change of Control. For the purposes of this Agreement, “Change of Control” shall mean any of the following events (whether in one or in a series of related transactions): merger, consolidation, or reorganization of the Company with or into, or the sale of all or substantially all the assets of the Company, or the sale of securities of the Company (whether by the Company or by shareholders of the Company) representing a majority of the voting power in the Company (except, for the avoidance of doubt, (i) if the Company’s shareholders as of immediately prior to such transaction continue to hold 50% or more of the voting rights in the Company or (ii) in the context of, or in connection with, an IPO), or the exclusive license of all or substantially all of the Company’s Intellectual Property, to, any other entity or person, other than a wholly-owned subsidiary of the Company.

9.	Senior Debt and Floating Charge. Subject to applicable law, (i) the Outstanding Credit shall have priority in relation and senior to any other debts owed by the Company to any third party, and (ii) subject to receipt of the IIA's prior written consent (the “IIA Approval”), promptly following the signing of the Security Agreement (as defined below), any Outstanding Credit shall be subject to a registered floating charge (the “Floating Charge”), for the benefit of the Lender, against all of the assets of the Company on the date on which the Floating Charge is crystalized, equal to the total amount of the Outstanding Credit and the unpaid and accrued interest thereon at such time. Further, the Floating Charge shall be governed by a security agreement in a form to be agreed between the Parties (the “Security Agreement”) and executed within 2 business days from the date of this Agreement and the Floating Charge shall be registered promptly after receiving the IIA Approval and will be filed for registration within two (2) business days of the IIA Approval. For the avoidance of any doubt, the Company undertakes to execute and deliver any customary documents and instruments and to do or to cause to be done all such acts within its power required for filing, perfecting, maintaining and protecting the registration of the Floating Charge within the time frame provided under Israeli law and to pay all fees and charges with respect to all such filings and submissions. Upon repayment in full of the Credit Facility including any interest accrued thereon, the Floating Charge shall immediately be deemed repaid, and the Lender undertakes to execute and deliver any customary documents and instruments and to do or to cause to be done all such acts within its power required for discharging and removing the Floating Charge and filing any required notices and consents therewith.

10.	Additional Covenants.

10.1	The Company shall enter into a consulting agreement (the “Consulting Agreement”) for a term of three (3) years (the “Consulting Term”) with the Lender and which shall not include a provision of termination by the Company for convenience after the Consulting Commencement Date, whereby the Lender shall render PR related services and other related strategic services to the Company in exchange for a monthly base fee of $20,000 + VAT (the “Base Monthly Fee”), which Base Monthly Fee shall automatically increase to $35,000 upon the closing of the IPO (the “Increased Fee”) (and, for the avoidance of any doubt, such Increased Fee shall apply retroactively to the commencement of the Consulting Agreement, such that the Company shall owe the Lender the difference between the Base Monthly Fee and Increased Fee for such number of months that transpired between the commencement of the Initial Consulting Agreement and the closing date of the IPO), and which Consulting Agreement shall be executed and enter into effect upon the earlier of: (i) the IPO, or (ii) a single financing transaction in an amount not less than $3,000,000 or (ii) several financing transactions in an aggregate amount of not less than $6,000,000 (the “Consulting Commencement Date”). The Parties shall make reasonable efforts to enter into the Consulting Agreement on the first practicable date following the signing date of this Agreement; this notwithstanding, and in the event that the Parties do not execute the Consulting Agreement concurrently with the Agreement or on the first practicable date following the signing date of this Agreement, execution of the Agreement shall be deemed as a condition precedent for any subsequent Drawdown Request.

10.2	If 70% or more of the warrants (or other convertible securities) issued in connection with the IPO are exercised during the term of such instrument (and in accordance with the terms therein), then the Base Monthly Fee will immediately increase to $70,000 (the “Base Increase”), which increase shall apply retroactively to the Consulting Commencement Date; and, for the avoidance of any doubt, the Base Increase shall remain effective and in full force notwithstanding the lapse of the Consulting Term (as set forth in Section 10.1).

10.3	In the event of an Event of Default, the Company shall owe the Lender the Outstanding Credit and any interest accrued thereon as of the date of the Event of Default, and, furthermore, the Lender shall be entitled to a fee in the amount of 20% of the Outstanding Credit as of that same date (provided, however, that such fee shall not exceed an aggregate amount of $200,000).

10.4	Beginning as of the signing date of this Agreement and during the term of this Agreement, (i) the Lender shall serve as a strategic consultant to the Company in connection with any offering or financing transaction of the Company, each, in excess of $5,000,000 in exchange for a per offering and/or transaction fee of $100,000 for the closing(s) of any such offering, which payment shall be made within seven (7) days following each such closing; (ii) the Company shall not assume any debt senior to the Credit Facility during the term of the Credit Facility, unless the Lender has provided its advance written consent; and subject to applicable law, any debt assumed by the Company during such term shall be deemed subordinated to any debt accrued under this Agreement, if Lender had not provided its prior written consent; and (iii) without Lender's prior written consent, the Company shall not pledge in favor of a third-party creditor or lender any of its assets or rights, including by a floating charge, until such time that the Credit Facility, and any interest accrued thereon, has been repaid in full to the Lender.

10.5	The Company shall submit the necessary paperwork to the IIA promptly following the signing of the Security Agreement (but not later than two (2) business days following the signing of the Security Agreement) for purposes of obtaining the IIA Approval. Further, in the event the Company does not obtain IIA Approval by the second Drawdown Request (the “IIA Deadline”), the Lender shall not be obligated to wire funds in excess of $125,000 for such period of time following the IIA Deadline and until the earlier of (i) IIA Approval is obtained or (ii) this Agreement is otherwise terminated in accordance with its terms. Notwithstanding anything to the contrary herein, it is clarified that the Lender shall not be obligated to wire any funds under this Agreement (other than the initial Drawdown Request) in the event the Security Agreement has not been fully signed and delivered to the Lender (whether or not the IIA Approval is pending).

11.	Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Company and the Lender with respect to the subject matter hereof and supersedes any other arrangement, understanding or agreement, verbal or otherwise. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the parties hereto. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

12.	Governing Law. This Agreement shall be governed by the laws of the State of Israel (excluding its conflict of law principles) and the competent courts/tribunals of Tel-Aviv shall have exclusive jurisdiction over any disputes arising hereunder.

13.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

[Signature Page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on and as of the date hereof. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

COMPANY		L.I.A. Pure Capital Ltd.

/s/ Asher Dahan		/s/ Kfir Silberman
Wearable Devices Ltd.		L.I.A. Pure Capital Ltd.
By:	Asher Dahan	By:	Kfir	Silberman
Title:	CEO	Title:		Director